Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

RESTATED CERTIFICATE OF INCORPORATION OF

IMPAX LABORATORIES, INC.

(Under Section 242 of the General Corporation Law of the State of Delaware)

Impax Laboratories, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify as follows:

FIRST. The name of the corporation is Impax Laboratories, Inc.

SECOND. The Certificate of Incorporation of the corporation was originally filed under the name Global Pharmaceutical Corporation with the Secretary of State of the State of Delaware on March 23, 1995 and the Restated Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on August 30, 2004.

THIRD. The board of directors of the corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Section 1(a) of Article FOURTH of the Restated Certificate of Incorporation so that, as amended, it shall be and read in full as follows:

“Section 1. Authorization. (a) The total number of shares of all classes of stock which the Corporation shall have the authority to issue is One Hundred and Fifty-Two Million (152,000,000) shares consisting of (i) One Hundred and Fifty Million (150,000,000) shares of Common Stock, par value, $0.01 par value per share (the “Common Stock”) and (ii) Two Million (2,000,000) shares designated preferred stock, par value $0.01 par value per share (the “Preferred Stock”).”

FOURTH. This Certificate of Amendment was duly adopted by the stockholders of the corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by G. Frederick Wilkinson, its President and Chief Executive Officer on the 9th day of December, 2015.

IMPAX LABORATORIES, INC.

By:	/s/ G. Frederick Wilkinson
Name: G. Frederick Wilkinson
Title: President and Chief Executive Officer